10 New Bond Street

Worcester, Massachusetts

01606 USA

Tel: 508.854.1628

800.628.7528

Fax: 508-854-1753

www.thermoenergy.com

www.castion.com

February 15, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	ThermoEnergy Corporation

Preliminary Proxy Statement on Schedule 14A

File No. 33-46104-FW

Ladies and Gentlemen:

ThermoEnergy Corporation (the “Company”) is today filing, pursuant to the Securities Exchange Act of 1934, as amended, Amendment No. 2 to its Preliminary Proxy Statement on Schedule 14A.

The Company acknowledges that:

•    the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•    Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•    the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

ThermoEnergy Corporation

By:	/s/ Gregory M. Landegger
Gregory M. Landegger
Chief Operating Officer and
Interim Chief Financial Officer